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                             THE VALUE LINE FUND, INC.

                 SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                     EXHIBIT 16

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Year(s) Ended 12/31/97:           1 year        5 years       10 years
                                 --------      ---------     -----------
Initial Investment:                1,000          1,000          1,000
Balance at End of Period:          1,216          2,008          4,478
Change:                              216          1,008          3,478

Percentage Change:                 21.59%        100.84%        347.76%

Average Annual Total Return:       21.59%         14.97%         16.17%

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